Exhibit 24.1

AXSYS TECHNOLOGIES, INC.
REGISTRATION STATEMENT ON FORM S-3
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Axsys Technologies, Inc., a Delaware corporation (the “Registrant”), does hereby make, constitute and appoint each of Stephen W. Bershad, David A. Almeida, and Scott Conner, with full power of substitution and resubstitution, as the true and lawful attorney-in-fact or attorneys-in-fact of the undersigned to execute and file with the Securities and Exchange Commission under the Securities Act of 1933 one or more registration statement(s) on Form S-3 relating to the registration for sale of shares of Common Stock of the Registrant, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, with full power and authority to do and perform any and all acts and things whatsoever necessary, appropriate or desirable to be done in the premises, or in the name, place and stead of the undersigned, hereby ratifying and approving the acts of said attorneys and any of them and any such substitute.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

Executed as of this 5th day of May 2005.

Signature	Title

/s/ Stephan W. Bershad
Stephan W. Bershad	Chairman of the Board and Chief Executive Officer

/s/ David A. Almeida
David A. Almeida	Vice President - Finance and Administration
Chief Financial Officer, Treasurer and Secretary

/s/ Anthony J. Fiorelli, Jr.
Anthony J. Fiorelli, Jr.	Director

/s/ Eliot M. Fried
Eliot M. Fried	Director

/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.	Director

/s/ Robert G. Stevens
Robert G. Stevens	Director